Exhibit 10.1

BIG LOTS, INC.

Executive Employment Agreement

March 17, 2015

This Executive Employment Agreement (this “Agreement”) is entered into effective as of the date set forth above (the “Effective Date”) by and between BIG LOTS, INC. (“BLI”), BIG LOTS STORES, INC. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively the “Company”), and David J. Campisi (the “Executive”), collectively, the “Parties” and each a “Party.”

Background

A.    The Executive currently is employed with the Company pursuant to the terms of that certain Employment Agreement by and between the Company and the Executive dated May 3, 2013 (the “Original Agreement”) and serves as the Company’s Chief Executive Officer (“CEO”) and President; and

B.    The Company and Executive desire to amend and restate the Original Agreement in its entirety and enter into this Agreement to govern the terms and conditions of the Executive’s employment with the Company from and after the date hereof.

Statement of Agreement

In consideration of the promises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as set forth below.

Section 1.Employment and Employment Period. The Company hereby continues to employ the Executive, and the Executive hereby accepts such continuation of employment with the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of this Agreement is effective for a period commencing on the Effective Date and continuing through the close of business on May 3, 2020 (the “Initial Period”), subject to earlier termination as provided in Section 8. Beginning on May 4, 2020 and each May 4 thereafter, the term of this Agreement shall be extended automatically without further action or notice by either Party hereto for an additional one calendar year period (each such additional one calendar year period, a “Renewal Period”) unless and until either Party provides written notice to the other Party at least 90 days prior to the end of the Initial Period or any Renewal Period, as applicable, in which case this Agreement shall terminate at the end of the Initial Period or Renewal Period, as applicable. The Company may not provide notice of non-renewal until 120 days prior to the end of the Initial Period or applicable Renewal Period. If during the Initial Period or any Renewal Period the Executive provides written notice of Retirement to the Company, then the Initial Period or the then current Renewal Period, as applicable, shall end on the Employment Termination Date arising from the Retirement as set forth in the Executive’s notice of Retirement (and to the extent such Retirement date is later than the end of the Initial Period or Renewal Period, as applicable, the

Initial Period or Renewal Period shall be automatically extended until such Retirement date); provided, that if the Executive’s notice provides for more than 180 days’ notice and the Retirement date set forth in the notice is later than the end of the Initial Period or Renewal Period, as applicable, the Company shall have the right, in its sole and absolute discretion, to set the Retirement date at any time between (a) the later of (i) the end of the Initial Period or Renewal Period and (ii) 180th day from the date of such notice and (b) the Executive’s proposed Retirement date. Except in the case of Retirement, if this Agreement is terminated pursuant to this Section 1, the Executive’s employment shall continue on an “at will” basis unless and until otherwise terminated. From and after the delivery of a written notice of Retirement until the Employment Termination Date, this Agreement shall remain in full force and effect, including, without limitation, the termination provisions of Section 8. As used in this Agreement, the term “Employment Period” means the Initial Period and each Renewal Period (if any), and any period during which the Executive’s employment with the Company continues on an “at will” basis.

Section 2.Capacities and Duties. During the Employment Period, the Executive shall serve as the CEO and President of the Company, except as otherwise mutually agreed by the Company and the Executive. The Executive shall have the duties and responsibilities incumbent with the offices and positions with the Company held by the Executive, including such specific duties and responsibilities consistent with such offices and positions as the Board may reasonably establish from time to time. The Executive shall report to and be accountable to the Board and the Company agrees that it will nominate the Executive to stand for election to the Board at the Company's annual meeting of shareholders (or any special meeting of shareholders called for the purpose of electing the Company's directors), provided, (a) the Executive (i) is not in violation of any provision of this Agreement or (ii) has not announced his Retirement, (b) neither Party has elected to not renew this Agreement as provided in Section 1 or (c) the Executive’s employment with the Company has not otherwise terminated. The Executive’s duties will be performed principally in Columbus, Ohio, except for travel on the business of the Company. The Executive will not be required to relocate his principal office or personal residence outside of the Columbus, Ohio metropolitan area without his prior written consent.

Section 3.Performance Covenants. The Executive accepts the employment described in Section 2 and agrees to devote the Executive’s full professional working time and efforts to the business and affairs of the Company and the performance of the aforesaid duties and responsibilities. However, nothing in this Agreement shall preclude the Executive from making or holding passive investments or devoting a reasonable amount of the Executive’s time and efforts to civic, community, charitable, professional and trade association affairs and matters and/or outside business or investment activities of the Executive that do not conflict with the Executive’s obligations under Section 7, provided the nature and extent of such affairs, matters and/or activities do not unduly detract from the performance of the Executive’s duties for the Company.

Section 4.Compensation. For the Executive’s services to the Company under this Agreement, the Company shall pay to the Executive the compensation hereinafter provided in this Section 4 at the times and in the manners provided below.

(a)Base Salary. The Executive shall initially be paid a base salary at a minimum annual rate of $1,050,000. The Executive shall be entitled from time to time to such increases in base salary, as the Board may determine in its discretion. The Executive’s performance and base salary shall be reviewed starting in calendar year 2016 at least annually by the Board as part of the Company’s normal executive compensation process, and increases in base salary shall be made effective no later than March 31 of each year. The base salary shall be paid in periodic installments in accordance with the normal payroll practices of the Company.

(b)Bonus Compensation. In addition to base salary, the Executive shall be entitled to participate in the Company’s Big Lots 2006 Bonus Plan, as amended (or any such successor plan, hereinafter, “Bonus Plan”) and will be eligible to receive bonus compensation (“Bonus”) each Fiscal Year of the Company in accordance with and subject to the terms of the Bonus Plan. The Executive’s Bonus will be an amount equal to the base salary multiplied by the bonus payout percentage as determined under the Bonus Plan. The base salary shall be fixed at the time the performance objectives (for the Fiscal Year to which the performance objectives relate) are established by the Compensation Committee or such other time that is permitted by the Bonus Plan and the Code and regulations related thereto which permit such Bonus to be qualified performance-based compensation under Code section 162(m)(4)(C) and the regulations. The Executive’s bonus payout percentage will consist of a Target Bonus of 120% of base salary and a Stretch Bonus of 240% of base salary. Both “Target Bonus” and a “Stretch Bonus” are defined in the Bonus Plan and are subject to adjustment as provided in the Bonus Plan; provided, however, the Executive’s Target Bonus will never be set at less than 120% of base salary and the Executive’s Stretch Bonus will never be set at less than 240% of base salary. The payment of any Bonuses is subject to the terms of the Bonus Plan and any agreements issued thereunder, provided, however, that all such Bonus amounts, if any, shall be paid on or before the 15th day of the third month following the end of the Fiscal Year for which such Bonus compensation was earned. To the extent any provision of the Bonus Plan is inconsistent with the express provisions set forth in this Section 4 and Section 9 of this Agreement, such express provisions of this Agreement shall control.

Section 5.Benefit Plans.

(a)Regular Benefits. The Executive is eligible to participate in all medical, prescription, dental, vision, accidental death and disability insurance, retirement, savings, incentive, vacation, sick day and other benefit and perquisite plans and programs which may be in effect from time to time and provided to the Company’s senior executive officers (collectively, the “Benefit Plans”), including without limitation, the Big Lots 2012 Long-Term Incentive Plan, as amended and restated May 29, 2014 (the “LTIP”) (which allows for the grant of incentive and nonqualified stock options, restricted stock, restricted units, performance shares, performance units and other awards), and any other current or future equity incentive plans as may, from time to time during the Employment Period, be provided to the Company’s senior executive officers (the LTIP and such other equity-based plans, the “Equity Incentive Plans”), in each case subject to and in accordance with the applicable terms and conditions of each such plan or program and any agreements entered into by the Company and the Executive in connection with awards thereunder, as and to the extent specifically amended by this Agreement. Notwithstanding the forgoing, nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any Benefit Plan or Equity Incentive Plan, or to maintain the effectiveness of any Benefit Plan or Equity Incentive Plan.

(b)Additional Benefits. The Company shall provide the following additional benefits to the Executive:

(i)Life Insurance. The Company shall maintain and pay all premiums on a life insurance policy on the Executive’s life in a face amount equal to two times the Executive’s then current base salary, naming beneficiaries identified by the Executive from time to time.

(ii)Automobile Allowance; Use of Aircraft. The Company will provide the Executive with an automobile or monthly allowance in accordance with applicable Company policies for senior executive officers. The Executive shall be entitled to non-exclusive use of any aircraft owned or leased (including any fractional interest in such aircraft) by the Company, for personal travel for the Executive and his family; provided, that the value of such personal travel shall not exceed $100,000 in value per calendar year as measured by what the Company is required to report with respect to such benefits under the Securities Exchange Act of 1934, as amended (any income from which shall be imputed to the Executive in accordance with Treasury Regulation Section 1.61-21(g)(5)).

(e)    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation or any other compensation paid to the Executive pursuant to this Agreement (or any other agreement or arrangement with the Company) which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 6.Payment or Reimbursement of Expenses. The below provisions apply with respect to payment or reimbursement of expenses incurred by the Executive.

(a)Expenses Generally. The Company shall pay or reimburse the Executive for normal and reasonable expenses paid or incurred by the Executive on behalf of the Company in connection with and reasonably necessary for the rendering of Executive’s services to the Company hereunder, including expenses for travel, convention and seminar attendance, business entertainment and similar items.

(b)Reimbursement Procedures. All reimbursements made pursuant to this Section 6 shall be made as promptly as practicable after the Executive has submitted to the Company vouchers or reports for such expenditures in such reasonable detail and with such supporting receipts and other evidence of expenditures as the Company typically requires for such purposes.

(c)Reimbursement Compliance with Section 409A. Notwithstanding the provisions of Section 6(a) and Section 6(b) and of any policy of the Company to the contrary:

(i)The amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(ii)The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(iii)The right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Section 7.Protective Provisions. The below provisions apply for the protection of the Company.

(a)Nondisclosure of Confidential Information. As used herein, the term “Confidential Information” means all information (i) relating to the Company of a confidential or non-public nature, including without limitation all data, technology, inventions, discoveries, processes, techniques, trade secrets, formulae, results of investigations and experiments, marketing, production, pricing, buying and sales information, and vendor lists, or (ii) of a third party which is of a confidential or non-public nature to the extent the Company remains subject to confidentiality or use restrictions in favor of such third party with respect to such information. Confidential Information shall not include (A) the Executive’s own personal personnel records or (B) any information that (1) the Executive possessed before the date of initial employment (including periods before the Effective Date) with the Company that was a matter of public knowledge, (2) became or becomes a matter of public knowledge through authorized sources independent of the Executive or otherwise is or becomes within the public domain other than through a breach of this Agreement, (3) has been or is disclosed by the Company without restriction on its use, (4) has been or is required to be disclosed by law or governmental order or regulation or (5) is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only if its disclosure is a necessary part of any arbitration proceedings described in this Agreement. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, he will not regard the item as public knowledge until and unless the Company’s CEO (other than the Executive) or General Counsel confirms to the Executive in writing that the information is public knowledge or an adjudicator finally decides that the information is public knowledge.

The Executive acknowledges that Confidential Information is and shall remain the property of the Company. The Executive shall not, either during or after employment with the Company, except in connection with employment with or the provision of services for the Company, (i) disclose any Confidential Information to any Person unless required to do so by applicable law or any governmental authority, and then, only to the extent permitted by law and only after notifying the Company in writing as promptly as practicable prior to any such disclosure or (ii) use any Confidential Information. Upon request of the Company, at any time during the course of employment with the Company, upon termination of employment with the Company or thereafter, the Executive shall promptly return to the Company all records relating to Confidential Information in whatever form they exist, and by whomever prepared, which are then in the Executive’s custody, possession and/or control.

(b)    Company Developments. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to any and all technology, information, processes, and materials made, conceived, written, or otherwise created solely or jointly by the Executive, whether or not such inventions are patentable, subject to copyright protection or susceptible to any other form of protection, which (i) were made during employment with the Company; or (ii) relate to the actual or demonstrably anticipated business or research or development of the Company; or (iii) were made with the Company’s equipment, supplies, facilities, trade secrets or time; or (iv) are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of the Company (“Company Developments”). The Executive agrees that such Company Developments are the sole and exclusive property of the Company. To the extent not already owned by the Company or assigned to the Company pursuant to this Agreement and applicable law, the Executive agrees to disclose, deliver and assign in the future (when any such Company Developments are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of the Executive’s right, title and interest in and to any and all Company Developments and the Executive will, at the Company’s request (whether during or after employment), promptly execute a written assignment to the Company of any such Company Development and provide all assistance that that Company reasonably requests to secure or enforce on a worldwide basis any patents, copyrights and other rights and protections relating to the Company Developments. If the Executive fails or refuses to sign documents necessary to secure or enforce the Company’s rights, or if the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to sign such documents and do all other lawfully permitted acts in connection with the foregoing.

(c)    Return of Company Property. The Executive will, upon the termination of employment hereunder, promptly surrender and deliver to the Company all property of the Company, including any and all manuals, blueprints, operating plans, books, records, papers and similar items (including all hard and electronic copies thereof in the Executive’s possession) that contain information regarding the business of the Company.

(d)    Covenant Not to Compete. The Executive shall not, except as the Executive engages in such activities on behalf of the Company, either during employment with the Company or at any time within a period of 24 months following the termination of employment with the Company (such period of employment and post-employment period of 24 months together, the “Restricted Period”; provided however, in the event of a Change in Control such Restricted Period shall be six months) without the prior written consent of the Company, either individually or in conjunction with any other Person, in any capacity, directly or indirectly: (i) within the Restricted Area, carry on, be engaged in, invest in, or be employed by, consult with or advise (in each case with or without compensation) any Person engaged in, the Business; (ii) invest in, become employed in any manner by, consult with or advise (in each case with or without compensation) Bed Bath & Beyond, Dollar General, Dollar Tree, Family Dollar, Five Below, Ollie’s Bargain Outlet, Ross Stores, Sears/Kmart, Target, TJX, Kohl’s, Wal-Mart, Sam’s Club, Value City/Schottenstein Stores Corporation, Fred’s, 99 (cents symbol) Stores, Tuesday Morning or any successor, parent, subsidiary or controlled or controlling affiliate of any of these entities; (iii) induce or solicit or attempt to induce or solicit any party to any contract with the Company to breach, terminate or cease to perform under such contract; or (iv) solicit, divert or pursue or attempt to solicit, divert or pursue any existing business of the Company or any prospective business or opportunity which is then being actively considered, planned, developed, contemplated or pursued by the Company. Notwithstanding the provisions of this Section 7(d) to the contrary, the Executive’s ownership of equity securities of a Person shall not constitute a breach of Section 7(d) if (A) such securities are traded on a national securities exchange, (B) such ownership is passive and (C) the total amount of such securities beneficially owned by the Executive does not exceed 1% of the total amount of such securities outstanding.

For purposes of this Agreement, “Business” means the operation of broadline discount or off-price physical retail stores (or e-commerce internet based sites of the same brand) and shall specifically include any line of business (i) the Company is operating at the time the Executive’s employment with the Company ends and (ii) which the Company is actively considering, planning, developing, contemplating or pursuing at the time the Executive’s employment with the Company ends. For purposes of this Agreement, “Restricted Area” means the 50-mile radius surrounding any physical retail store location in which the Business is conducted during the Employment Period.

In the event the Executive is entitled to payments or benefits under Sections 9(a)(iii), (iv) or (v) or Sections 9(b)(ii) or (iii), the Executive’s obligations under this Section 7(d) are conditioned upon the Executive’s receipt of the payments and benefits to which he is entitled as they are due to the Executive under Sections 9(a)(iii), (iv) or (v) or Sections 9(b)(ii) or (iii), as applicable; provided, that the Company’s failure to provide any such payments or benefits shall not be a breach of this Agreement unless and until the Executive provides the Company with a written notice of such failure and the Company fails to remedy such failure within 10 days of receipt of such written notice.

(e)    Covenant Not to Interfere. During the Restricted Period, the Executive shall not induce or solicit or attempt to induce or solicit any employee of the Company at the time of the attempted or alleged solicitation to terminate his or her employment with the Company or otherwise interfere with any such relationship. During the Restricted Period, the Executive shall not, directly or indirectly, on behalf of himself or any other Person, hire or solicit for employment, or attempt to hire or solicit for employment, any Person who was an employee of the Company at any time during the 12 month period prior to such attempted hiring, solicitation, or attempted hiring or solicitation.

(f)    Post-Termination Cooperation. The Executive agrees, during and after his employment with the Company has terminated to cooperate with the Company in the areas of cooperation listed below. The Executive’s cooperation during his employment shall be without additional compensation (other than reimbursement for reasonable associated expenses). If the Executive’s cooperation is required after his employment has ended, then the Executive shall be compensated for his time spent performing tasks under this Section 7(f) at an hourly rate representative of the base salary in effect immediately preceding the Executive’s cooperation, and shall be reimbursed for reasonable out-of-pocket associated expenses. The areas of cooperation are:

(i)    Cooperation with the Company. The Executive agrees to be reasonably available to answer questions for any Company officers or directors regarding any matter, project, initiative or effort with which the Executive was involved while employed by the Company and to cooperate with the Company during the course of all proceedings arising out of the Company’s Business about which the Executive has knowledge or information.

For purposes of this Agreement: (A) “proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits, arbitrations and mediations (including pre-hearing/trial discovery and hearing/trial testimony) and (B) “cooperation” includes the Executive (1) being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, (2) providing any and all documents in the Executive’s possession that relate to the proceeding and (3) providing assistance in locating any and all relevant notes and/or documents relevant to any proceedings.

(ii)    Cooperation with Third Parties. Unless compelled to do so by lawfully-served subpoena or court order or to the extent it is germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including a private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Company. The Executive also agrees to notify the Company’s CEO (other than the Executive) or General Counsel promptly after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this Section 7(f)(ii).

(iii)    Cooperation with Media. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television, radio or electronic media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information except in cooperation with the Company. The Executive also agrees to notify the Company’s CEO (other than the Executive) or General Counsel promptly after being contacted by any member of the media with respect to any matter affected by this Section.

(g)    Non-Disparagement. The Executive and the Company agree that after the Executive’s employment with the Company has terminated neither will make any disparaging remarks about the other, and the Executive will not make any disparaging remarks about the Company’s executives, directors or employees. However, this Section7(g) will not preclude (i) any remarks that may be made by the Executive (A) under the terms of Section 7(f)(ii), (B) that are required to discharge the duties described in this Agreement or (C) are germane (but only to the extent that it is germane) to enforcement of the Executive’s rights under this Agreement and only as a necessary part of any proceedings under this Agreement or (ii) the Company from making (or eliciting from any person) truthful remarks about the Executive (A) concerning any conduct that may lead to a termination for Cause, as defined in Section 8 (including initiating an inquiry or investigation that may result in a termination for Cause) or (B) that are germane (but only to the extent that it is germane) to defending against any action brought by the Executive under this Agreement.

(h)    Notice of Subsequent Employment. The Executive agrees to notify the Company of any subsequent employment during the Restriction Period.

(i)    Remedies. The Executive agrees that (i) if the Executive breaches any of his obligations set forth in this Section 7, then the Restricted Period will be extended for the length of time that the Executive breached such obligations, (ii) the Executive’s breach of any of his obligations in this Section 7 would result in irreparable injury and damage to the Company, for which it would not have an adequate remedy at law, (iii) in the event of such a breach or any threat of such a breach by the Executive, the Company will be entitled to seek an immediate injunction and restraining order to prevent that breach and/or threatened breach and/or continued breach by the Executive without the posting of any bond, and (iv) the Executive will not defend any action seeking injunctive or other equitable relief referred to in this Section 7(i) on the basis that the Company has an adequate remedy at law in money damages or otherwise. The terms of this Section will not prevent the Company from pursuing any other available remedies for any breach or threatened breach by the Executive of Section 7, including, but not limited to, the recovery of monetary damages from the Executive or specific performance. This Agreement is intended to limit disclosure of Confidential Information and competition by the Executive to the maximum extent permitted by law. The restrictions placed upon the Executive under this Agreement are supplemental to any statutory or common law obligations that may exist or arise out of the relationship between the Parties or this Agreement. Notwithstanding the provisions of Section 11, the Executive agrees that the Company may enforce, and/or seek to enforce, the provisions of this Section 7 in any court of competent jurisdiction.

(j)    Acknowledgments and Agreements by the Executive. The Executive has carefully considered the nature and extent of the restrictions upon the Executive and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees the same are reasonable with respect to time and territory, are designed to preclude competition which would be unfair to the Company, are fully required to protect the legitimate business interests of the Company, are necessary to avoid irreparable harm to the Company, and do not confer benefits upon the Company disproportionate to the detriment to the Executive.

Section 8.Termination. The Executive’s employment with the Company and this Agreement may be terminated at any time on any of the following grounds:

(a)By the Company for Cause. The Company may terminate the Executive’s employment and this Agreement for Cause only effective after (i) the Company has delivered a written notice to the Executive stating that, in the reasonable opinion of the Board, the Executive may be terminated for Cause, specifying the reasons therefore in reasonable detail and (ii) if the failure or action is one that can be cured, the Executive does not cure the matter giving rise to the Cause determination within 30 days after receiving such written notice. Such termination shall be effective immediately upon receipt of such notice if clause (ii) above does not apply and on the 31st day following receipt of such written notice if clause (ii) above does apply and such failure or action has not been cured within the 30 day period. “Cause” means the Executive’s: (A) failure to substantially perform his duties under this Agreement, except as a result of a Disability, after receipt of written notice from the Company; provided, that as long as the Executive demonstrates substantial efforts to resume substantial performance of his duties prior to the expiration of the 30-day cure period, such 30-day cure period shall be extended for an additional 15 days; (B) failure to comply with the Company’s written policies and procedures after receipt of written notice from the Company; (C) violation of the Company’s code of ethics; (D) engagement in illegal or grossly negligent acts that have a material and an adverse effect on the Company; (E) misrepresentation or dishonesty intended to result, or that results, in a benefit to the Executive at the expense of the Company or that has had or the Board reasonably determines is likely to have a material and adverse effect on the Company; (F) a material breach of Section 7 of this Agreement; (G) breach of any fiduciary duty owed by the Executive to the Company; (H) breach of the terms of any non-solicitation or confidentiality clauses contained in any agreements with the Executive’s former employers; (I) indictment for any felony or for any crime involving moral turpitude; or (J) any material violation of securities laws or regulations governing the Company (including the Sarbanes-Oxley Act).

(b)Upon Death of the Executive. The Executive’s employment and this Agreement shall terminate effective upon the Executive’s date of death.

(c)Upon the occurrence of any Disability of the Executive. The Executive’s employment and this Agreement shall terminate effective upon the Executive’s date of Disability.

(d)Mutual Agreement. The Executive’s employment and this Agreement shall terminate on a date mutually agreed to in writing by the Company and the Executive.

(e)By the Executive for Good Reason. The Executive may terminate his employment and this Agreement for Good Reason. “Good Reason” means the Company’s material breach of this Agreement, or the Company materially adversely changes or causes a diminution in the Executive’s reporting relationship, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by the Executive in his good faith discretion). The Executive shall notify the Company in writing within 10 days of the occurrence of the event which the Executive believes constitutes Good Reason, such written notice to specify in reasonable detail the nature of the alleged breach, change or diminution (“Good Reason Notice”). Following the Company’s receipt of such written notice, the Company shall have a period of 30 days in which to cure such alleged breach, change or diminution before the Executive shall be entitled to elect to terminate this Agreement and his employment with the Company under this Section 8(e). If the Company shall fail to cure such alleged breach, change or diminution within such 30 days period, the Executive shall have a period of 10 days from and after the end of such cure period in which to elect to terminate this Agreement and his employment with the Company under this Section 8(e). Any such election must be made in writing delivered to the Board and shall be irrevocable. Failure to provide such election within such 10 day period shall be deemed to be an irrevocable waiver by the Executive of the termination rights set forth in this Section 8(e) with respect to the facts and circumstances set forth in the underlying Good Reason Notice. The date of termination of this Agreement and the Executive’s employment with the Company shall be effective immediately upon delivery of such irrevocable election.

(f)By the Executive for No Reason or Other Reason. The Executive may terminate his employment and the Agreement effective 60 days after written notice for either no reason or for any reason other than a reason specified above in this Section 8; provided, that upon receipt of such written notice the Company may elect, in its sole and absolute discretion, to accelerate the date of termination of employment to any date prior to such 60th day and such earlier date shall be the Employment Termination Date for all purposes under this Agreement.

(g)By the Company for No Reason or Other Reason. The Company may terminate the Executive’s employment and this Agreement effective immediately upon written notice for either no reason or for any reason other than a reason specified above in this Section 8; provided, that an election by the Company to not renew this Agreement under Section 1 above shall not be deemed to be a termination under this Section 8(g).

(h)By the Executive upon Retirement. The Executive may terminate this Agreement and the Executive's employment with the Company upon delivery of a written notice of Retirement and the Retirement date (including to the extent accelerated by the Company under Section 1) shall be deemed to be an Employment Termination Date.

Section 9.Payments and Benefits and Other Termination/Severance Matters.

(a)Termination/Severance Payments. The Company shall pay to the Executive the amounts provided below upon termination of the Executive’s employment with the Company, following which no further payments shall be due to the Executive. The Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement solely on account of any remuneration from any subsequent employment that the Executive may obtain.

(i)In all events, the Company shall (A) pay to the Executive the Executive’s unpaid base salary in cash through the Employment Termination Date at the Executive’s then effective base salary rate and (B) reimburse the Executive for all expenses paid or incurred by the Executive for which the Executive is entitled to reimbursement by the Company pursuant to Section 6 that remain outstanding as of the Employment Termination Date.

(ii)If the Executive’s employment with the Company has terminated pursuant to Section 8(b) or Section 8(c), then (A) the Company shall pay to the Executive (or his Beneficiaries) a pro rata portion (based on the number of days employed during the Performance Period during which employment is terminated divided by the number of total days in the Performance Period) of the Bonus the Executive would have been eligible to receive, if any, under the Bonus Plan for the Performance Period in which termination occurs had termination not occurred at all; provided, that the Company’s performance is such that a Bonus would otherwise have been earned under the Bonus Plan (calculated at the end of the applicable Performance Period in accordance with the Bonus Plan) and the pro rata portion of such Bonus, if any, will be paid on the date the Bonus would otherwise have been paid under the Bonus Plan, (B) if such termination is under Section 8(c), the Executive shall be entitled to the benefits under any disability insurance policies maintained by the Company for the benefit of the Executive and (C) if such termination is under Section 8(b), the beneficiaries under the life insurance policy required under Section 5(b)(i) shall be entitled to receive the payments provided for under such life insurance policy in accordance with the terms thereof. In addition, the Executive or his Beneficiary shall be entitled to purchase the then current automobile provided under Section 5 by paying to the Company the wholesale value of such automobile as of the Employment Termination Date; provided, that the Executive or his Beneficiary complete such purchase within 60 days of the Employment Termination Date.

(iii)If the Executive’s employment with the Company has terminated pursuant to Section 8(e) or Section 8(g), then the Company shall pay or provide to the Executive (A) 200% of the base salary in cash at the Executive’s then current base salary rate, payable in regular payroll installments over a 24 month period commencing on the Company’s next regularly scheduled payroll date for similarly situated employees that occurs after the date after which the Executive cannot revoke the release referenced in Section 9(a)(vi); (B) a pro rata portion (based on the number of days employed during the Performance Period during which employment is terminated divided by the total number of days in the Performance Period) of the Bonus the Executive would have been eligible to receive, if any, under the Bonus Plan for the Performance Period in which termination occurs had termination not occurred at all; provided, that the Company’s performance is such that a Bonus would otherwise have been earned under the Bonus Plan (calculated at the end of the applicable Performance Period in accordance with the Bonus Plan) and the pro rata portion of such Bonus, if any, will be paid on the date the Bonus would otherwise have been paid under the Bonus Plan; (C) $40,000 as an outplacement assistance payment, payable on the Company’s next regularly scheduled payroll date for similarly situated employees that occurs after the date after which the Executive cannot revoke the release referenced in Section 9(a)(vi); and (D) the Executive or his Beneficiary shall be entitled to purchase the then current automobile provided under Section 5 by paying to the Company the wholesale value of such automobile as of the Employment Termination Date; provided, that the Executive or his Beneficiary complete such purchase within 60 days of the Employment Termination Date. Notwithstanding the foregoing, the Executive may be entitled to elect to continue medical, hospitalization and dental coverage under the Company’s group medical, hospitalization and dental benefit plans on a self-pay basis in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive timely elects COBRA coverage, until the earliest to occur of (x) 24 months from the Employment Termination Date or (y) the Executive ceasing to be eligible for COBRA coverage or (z) the Executive commences employment with an employer who maintains a medical plan, the Executive shall continue to receive the medical, hospitalization and dental coverage in effect on the date of the Executive’s termination (or generally comparable coverage) at the same premium rates as may be charged from time to time for senior level employees generally, as if the Executive had continued in employment during such period; provided, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage. The Company shall reimburse to the Executive monthly the premium amount paid by the Executive, less the premium rate charged to active senior level employees for such coverage (the “Health Payment”), no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive. In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Executive an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on each monthly Health Payment (the “Health Gross-up Payment”). The COBRA health continuation period under section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date. The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). The Health Payment and the Health Gross-up Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). All other provisions of the Executive’s COBRA coverage (including, without limitation, any applicable co-payments, deductibles and other out-of-pocket expenses) will be in accordance with the applicable plan in effect for similarly situated active senior level employees of the Company.

(iv)    Notwithstanding Section 9(a)(iii) above, in the event the Executive’s employment with the Company is terminated pursuant to Section 8(e) or Section 8(g) during the Protection Period, the Executive shall not be entitled to the payments of the amounts set forth in Section 9(a)(iii)(A) and (B) above, but shall instead be entitled to receive (A) 200% of the Executive's base salary at the highest rate in effect at any time during the Protection Period and (B) 200% of the Executive's Stretch Bonus in effect under the Bonus Plan for the fiscal year in which the Executive's employment is terminated or, if higher, the Stretch Bonus in effect under the Bonus Plan (or comparable program) at any time during the Protection Period, which in either case shall be deemed for purposes of this Section 9(a)(iv) to have been fully earned by the Executive. Except as otherwise set forth above, these amounts will be paid in a single lump sum on the Company’s next regularly scheduled payroll date for senior executive officers of the Company following the Employment Termination Date that occurs after the date after which the Executive cannot revoke the release referenced in Section 9(a)(vi). If the Executive has received payments pursuant to Section 9(a)(iii)(A) and (B), and thereafter the facts indicate the Executive’s employment was terminated pursuant to Section 8(e) or Section 8(g) during the Protection Period, the Company shall make payments of the amounts indicated in this Section 9(a)(iv), less any amounts previously paid pursuant to Section 9(a)(iii)(A) and (B) within the time periods required under this Section 9(a)(iv).

(v)    If the Executive’s employment with the Company has terminated pursuant to Section 8(h), then (A) the Company shall pay to the Executive (or his Beneficiaries) a pro rata portion (based on the number of days employed during the Performance Period during which employment is terminated divided by the total number of days in the Performance Period) of the Bonus the Executive would have been eligible to receive, if any, under the Bonus Plan for the Performance Period in which termination occurs had termination not occurred at all; provided, that the Company’s performance is such that a Bonus would otherwise have been earned under the Bonus Plan (calculated at the end of the applicable Performance Period in accordance with the Bonus Plan) and the pro rata portion of such Bonus, if any, will be paid on the later of the date the Bonus would otherwise have been paid under the Bonus Plan and the date after which the Executive cannot revoke the release referenced in Section 9(a)(vi), and (B) the Executive or his Beneficiary shall be entitled to purchase the then current automobile provided under Section 5 by paying to the Company the wholesale value of such automobile as of the Employment Termination Date; provided, that the Executive or his Beneficiary complete such purchase within 60 days of the Employment Termination Date.

(vi)    The Executive’s right to receive any of the termination/severance payments or benefits provided for in Section 9(a)(iii), (iv) or (v) or Section 9(b)(ii) or (iii) is expressly conditioned upon, and the Company will be obligated to provide the Executive with such termination/severance payments or benefits only upon, both the execution and delivery to the Company by the Executive of a release in substantially the form of Exhibit A that is not revoked by the Executive.

Such release must be executed by the Executive no less than 21 days after the Employment Termination Date and payments to the Executive of the compensation or benefits hereunder shall be made or commence within 60 days after the Employment Termination Date; provided that if such 60-day period begins in one calendar year and ends in another calendar year, payment shall always be made (or commence) in the second calendar year.

(vii)    Notwithstanding any other provision of this Agreement, in order to prevent the duplication of termination benefits, the payment of amounts under the Company’s Executive Severance Plan (excluding Section IV.E thereof) or any other plan providing for severance or similar payments, or the Bonus Plan to the Executive following the Employment Termination Date shall be reduced (but not below zero), on a dollar-for-dollar basis, by the amounts paid under Section 9(a)(iii), (iv) and (v), and this Agreement shall constitute an Employment Agreement under the Executive Severance Plan and the term “Constructive Termination” as used in the Executive Severance Plan shall be deemed to mean “Good Reason” as defined in this Agreement.

(b)Bonus Plan, Benefit Plans, Equity Incentive Plans. All rights and benefits which the Executive or Executive’s estate or other beneficiaries may have under the Bonus Plan, Benefit Plans and/or Equity Incentive Plans of the Company in which the Executive shall be participating at the Employment Termination Date shall be determined in accordance with such plans as in effect on the Employment Termination Date and any agreements entered into by the Company and the Executive in connection therewith or with awards thereunder, as amended by this Agreement. Notwithstanding the foregoing, in the event the Executive is entitled pursuant to this Agreement to a pro rata portion of a Bonus under the Bonus Plan, the Executive will be entitled to receive the greater of the Bonus that would be paid under the Bonus Plan as in effect on the Effective Date or as in in effect on the Employment Termination Date. The Bonus Plan, Benefit Plans and Equity Incentive Plans and any grant or award agreements are superseded and amended by this Agreement to the extent of any conflict between this Agreement and the foregoing, and to the extent any Executive Severance Plan, Bonus Plan, Benefits Plan or Equity Incentive Plans impose higher obligations on the Executive than are set forth in this Agreement, the terms of this Agreement shall control.

(i)    In the event this Agreement and the Executive’s employment with the Company is terminated pursuant to Section 8(b) or 8(c), (A) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that either (1) have vesting schedules based solely upon the passage of time, or (2) are Restricted Stock Units granted after February 1, 2014, and that have not previously vested shall accelerate and become fully vested upon the Employment Termination Date and (B) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that have a Performance Trigger or a performance condition (as defined under the applicable Equity Incentive Plan and/or applicable award or grant agreement) and are not Restricted Stock Units that are not fully vested at the time of the Employment Termination Date shall cease vesting as of the Employment

Termination Date and the Executive shall be entitled to receive a pro rata portion of the cash or securities that would otherwise have been earned thereunder (if any) had the Executive remained employed, such pro rata portion to be determined by multiplying (1) the amount of such award or grant that would have been earned (if any) had the Executive remained employed by the Company through the last vesting date under such award or grant by (2) a fraction, the denominator of which is the aggregate number of days between the date of such award or grant and the last vesting date under such award or grant and the numerator of which shall be the number of days between the date of such grant or award and the Employment Termination Date; provided, that the transfer of stock or cash pursuant to this Section 9(b)(i)(B), if any, will not occur until and after the applicable Performance Trigger (or performance condition) is achieved and certified in accordance with the applicable Equity Incentive Plan and grant or award agreement. This provision shall control over any conflicting provisions under the Executive Severance Plan or the Equity Incentive Plans or grant or award agreements made pursuant thereto.

(ii)    In the event this Agreement and the Executive’s employment with the Company is terminated pursuant to Section 8(h): (A) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that either (1) have vesting schedules based solely upon the passage of time, or (2) are Restricted Stock Units granted after February 1, 2014 in which the Performance Trigger or the performance condition, if applicable (as defined under the applicable Equity Incentive Plan and/or applicable award or grant agreement), has been satisfied, and that have not previously vested shall continue to vest through the 24 month anniversary of the Employment Termination Date; provided, that any portion of any such awards or grants that have vesting dates later than the 24 month anniversary of the Employment Termination Date shall be forfeited as of the Employment Termination Date and (B) all of the Executive’s outstanding grants and awards under the Equity Incentive Plans that have a Performance Trigger or a performance condition (as defined under the applicable Equity Incentive Plan and/or applicable award or grant agreement) that are not fully vested at the time of the Employment Termination Date shall be subject to the following: the Executive shall be entitled to receive a pro rata portion of the cash or securities that would otherwise have been earned thereunder (if any) had the Executive remained employed, such pro rata amount to be determined by multiplying (1) the amount of such award or grant that would have been earned had the Executive remained employed by the Company through the last vesting date under such award or grant by (2) a fraction, the denominator of which is the aggregate number of days between the date of such award or grant and the last vesting date under such award or grant and the numerator of which shall be the number of days between the date of such grant or award and the Employment Termination Date plus 730; provided, that such fraction shall never result in a number greater than 1.00; provided further, that the transfer of stock or cash pursuant to this Section 9(b)(ii)(B), if any, will not occur until and after the applicable Performance Trigger or performance condition is achieved and certified in accordance with the applicable Equity Incentive Plan and grant or award agreement. This provision shall control over any conflicting provisions under the Executive Severance Plan or the Equity Incentive Plans or grant or award agreements made pursuant thereto.

(iii)    In the event this Agreement and the Executive’s employment with the Company is terminated pursuant to Section 8(e) or 8(g), the Executive shall be entitled to receive the benefits set forth in Section IV.E of the Executive Severance Plan, (A) notwithstanding and without regard as to whether this Agreement constitutes a CIC Agreement or an Employment Agreement, in each case as defined under the Executive Severance Plan or (B) notwithstanding anything to the contrary in the Executive Severance Plan.

(iv)    The Parties agree that awards to the Executive under any Equity Incentive Plans having time based vesting shall not have a longer vesting period than for awards granted to other senior executives of the Company.

(v)    In the event the Executive is entitled to payments or benefits under Section 9(a)(iii), (iv) or (v) or Sections 9(b)(ii) or (iii), the Company’s obligations to make such payments or to provide such benefits are expressly conditioned upon the Executive’s compliance with his obligations under Section 7(d); provided, that the Company shall not withhold or terminate any such payments or benefits unless and until the Company provides the Executive with a written notice of his failure to comply with Section 7(d) and the Executive fails to remedy such failure within 10 days of receipt of such written notice.

(c)Section 409A Compliance. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder). It is intended that each installment of the Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Benefits payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s separation from service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee

Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section 9(c) and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement. While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any payments and benefits provided to Executive as a result of this Agreement.

(d)Resignation of All Other Positions. To the extent applicable, the Executive’s termination of employment with the Company, for whatever reason, shall also result in the Executive’s resignation or termination, effective as of the Employment Termination Date, from any and all officer and/or director positions (or other equivalent positions) with the Company. The Executive agrees to cooperate in taking any steps that may be necessary or advisable to effectuate the purpose of this Section 9(d).

(f)Treatment of Taxes. If payments under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company constitute “excess parachute payments” as defined in Section 280G(b) of the Code, the Company will reduce the Executive’s benefits under this Agreement so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Agreement and all other agreements will be $1.00 less than the amount that would generate excess parachute payment penalties (a “Reduction”) if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced without reducing the Executive’s parachute payments. All determinations required to be made under this Section 9(f), including whether and when a Reduction is required and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 9(f) by a nationally recognized certified public accounting firm that shall be designated by the Executive and acceptable to the Company (the “Accounting Firm”). In connection with making determinations under this Section 9(f) and determining the Reduction (if any), the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including, without limitation, the restrictive covenants applicable to the Executive under this Agreement and any other non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any restrictive covenants. Within 10 business days of the date the Accounting Firm determines that a Reduction should be applied, the Company will apprise the Executive of the amount of the reduction (“Notice of Reduction”). Within 10 business days of receiving that information, the Executive may, subject to the last sentence of this paragraph, specify how (and against which benefit or payment source) the Reduction is to be applied (“Notice of Allocation”). The Company will be required to implement these directions within 10 business days of receiving the Notice of Allocation. If the Company has not received a Notice of Allocation from the Executive within 10 business days of the date of the Notice of Reduction or if the allocation provided in the Notice of Allocation is not sufficient to fully implement the Reduction, the Company will apply the Reduction proportionately based on the amounts otherwise payable under this Agreement or, if a Notice of Allocation has been returned that does not sufficiently implement the Reduction, on the basis of the reductions specified in the Notice of Allocation. Notwithstanding anything to the contrary in the foregoing, any Reduction shall be made in accordance with Section 409A. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

The Company will establish procedures that will apply to any inquiries regarding the treatment of tax payments under this Section 9(f). Within 30 days following the termination of the Executive’s employment under Section 9(a)(iii) after a Change in Control, the Company will provide the Executive with a copy of such procedures.

Section 10.Indemnification and Insurance. The Company will indemnify the Executive (including his heirs, executors and administrators) to the fullest extent permitted under Ohio law and will cause the Executive to be covered by all directors and officers liability insurance maintained by the Company. This obligation to provide insurance for the Executive will survive termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions occurring during the Executive’s employment with or termination from the Company. Concurrently with the execution of this Agreement, BLI will enter into or renew any existing indemnification agreement with the Executive consistent with this Section 10.

Section 11.Arbitration.

(a)    Acknowledgement of Arbitration. Unless stated otherwise in this Agreement or any other compensatory or any employee benefit plan, fund or program maintained by the Company, the Parties agree that arbitration is the sole and exclusive remedy for each of them to resolve (except as specifically provided in Section 7) and redress any dispute, claim or controversy involving the interpretation or application of this Agreement, the terms, conditions or termination of this Agreement and the terms, conditions or termination of the Executive’s employment with the Company, including any claims for any tort, breach of contract, violation of public policy or discrimination, whether such claim arises under federal, state law or local law.

(b)    Scope of Arbitration. The Executive expressly understands and agrees that claims subject to arbitration under this Section 11 include asserted violations of the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any federal, state or local law or ordinances prohibiting discrimination, harassment or retaliation in employment; any claim for wrongful discharge in violation of public policy, claims of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law (each as in effect on the Effective Date or as subsequently amended) relating to any matter within the purview of this Agreement.

(c)    Effect of Arbitration. The Parties intend that any arbitration award relating to any matter described in Section 11(a) will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction and that enforcement may be had according to the terms of that award.

(d)    Location and Conduct of Arbitration. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator has the authority to award damages and other relief expressly provided by law.

(e)    Time for Initiating Arbitration. Any claim or controversy relating to any matter described in Section 11(a) not sought to be submitted to arbitration, in writing, within 90 days after the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived; and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in this Section 11(e). For purposes of this Section 11(e), a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives written notice to the other Party that (i) an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Section 11 and (ii) unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of Section 11.

(f)     Costs of Arbitration and Attorney’s Fees. The Company will bear the arbitrator’s fee and other costs associated with any arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(d)(1), elects to award these fees to the Company. Attorney’s fees (i) may be awarded to the prevailing Party if expressly authorized by statute, or otherwise each Party will bear its own attorney’s fees and costs, but (ii) the Executive’s attorney’s fees and other associated costs and expenses will be borne by the Company with respect to any claim arising under Section 9(a)(iv) but only if the arbitrator concludes the claim legitimately relates to matters within the contemplation of Section 9(a)(iv) (otherwise, the rule described in Section 11(f)(i) will apply). Notwithstanding the foregoing: (A) any costs being reimbursed must relate to a claim brought during the lifetime of the Executive with respect to an alleged breach of any obligation of the Company under this Agreement; (B) the amount eligible for reimbursement during any taxable year of the Executive may not affect the amount eligible for reimbursement in any other taxable year; (C) any reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the cost was incurred; and (D) the right to reimbursement for such costs is not subject to liquidation or exchange for another benefit.

(g)    Arbitration Exclusive Remedy. The Parties acknowledge that, because arbitration is the exclusive remedy for resolving the issues described in Section 11(a), neither Party may resort to any federal, state or local court or administrative agency concerning those issues and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

(h)    Waiver of Jury. The Executive (personally and in behalf of all the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns) and the Company (on its own behalf and on behalf of its successors and assigns) each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

Section 12.Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions.

Section 13.Successors and Assigns. This Agreement is personal in nature and neither of the Parties hereto shall, without the consent of the other Party, assign or transfer this Agreement or any rights or obligations hereunder, except as and to the extent set forth below.

(a)The Company may unilaterally assign its rights and obligations under this Agreement to any successor to the Company’s rights and obligations hereunder as a result of any change in control, merger, consolidation, restructuring or reorganization or to any other successor to all or substantially all of the Company’s business and/or assets, and the Executive shall continue to be bound by the terms and conditions of this Agreement, and all references to “Company” herein shall automatically refer to the successor or assignee.

(b)If the Executive dies while any amounts are payable to the Executive under this Agreement, or if by reason of the Executive’s death payments are to be made to the Executive hereunder, then this Agreement shall inure to the benefit of and be enforceable by the Beneficiary and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to the Beneficiary.

Without limiting the foregoing, (i) the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than (A) a transfer by the Executive’s designation of any Beneficiary in accordance with the provisions of this Agreement or (B) a transfer by the Executive’s will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred, and (ii) to the extent assignment of a Party’s rights or obligations under this Agreement is permitted under this Agreement or otherwise given effect by applicable law, the agreements, covenants, terms and provisions of this Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the Parties.

Section 14.Notices. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid; or through Federal Express, UPS, DHL or any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be (a) in the case of notices to the Company, addressed to the Company's Chief Executive Officer (other than the Executive) and General Counsel at the Company's then-current corporate offices and (b) in the case of notices to the Executive, addressed to the Executive's last mailing address contained in the Executive's personnel file. Any notice or other communication required or desired to be given hereunder shall be deemed given when personally delivered or upon sender’s receipt of delivery confirmation by the chosen courier noted above.

Section 15.Waiver; Remedies Cumulative; Board and Other Actions. No waiver of any right or option hereunder by any Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach. Any and all waivers hereunder shall be in writing and signed by the Party granting such Waiver. Subject to Section 11, all remedies provided by this Agreement are in addition to any and all other remedies available at law or in equity. Whenever this Agreement requires a determination or resolution of the Board or a committee thereof, such determination resolution shall be made without the participation or vote of the Executive, to the extent the Executive would otherwise have been permitted to participate or vote. The Executive may not execute any waiver, amendment or other document or instrument related to this Agreement on behalf of the Company.

Section 16.Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. Without limiting Section 7, if and to the extent any one or more terms, provisions, covenants and agreements hereof or any portion or portions thereof shall be held invalid or unenforceable by a court of competent jurisdiction, then such terms, provisions, covenants and agreements (or portions thereof) shall be deemed separable from the remaining terms, provisions, covenants and agreements hereof and such holding shall in no way affect the validity or enforceability of any of the other terms, provisions, covenants and agreements hereof and the Parties agree that any invalid or unenforceable provision shall be reformed and applied (i) as provided in Section 7, with respect to the matters specifically contemplated in Section 7 and (ii) with respect to other matters, (A) to the extent needed to avoid such invalidity or unenforceability and (B) in a manner that is as similar as possible to the Parties' intent (as described in this Agreement) and that preserves the essential economic and other substance and effect of this Agreement.

Section 17.Survival. The Parties agree that Sections 1-3 shall not survive the termination of this Agreement, and otherwise the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

Section 18.Definitions. As used herein, the following terms shall have the meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 9(f).

“Agreement” has the meaning set forth in the preamble hereto.

“Beneficiary” means any Person or Persons who are designated by the Executive on a form acceptable to the Company to receive payment of any amounts payable under this Agreement on the death of the Executive; and, unless the Executive has so designated such Person or Persons, the Executive’s designated beneficiary for any death benefits under this Agreement shall be deemed to be the Person or Persons in the first of the following classes in which there is or are any Person or Persons who survive the Executive: (a) the Executive’s spouse at the time of the Executive’s death; (b) the Executive’s lineal descendants, per stirpes; and (c) the Executive’s estate.

“Benefits” has the meaning set forth in Section 9(c).

“Benefit Plans” has the meaning set forth in Section 5(a).

“Big Lots” and “BLI” have the meanings set forth in the preamble hereto.

“Board” means the board of directors of BLI.

“Bonus” has the meaning set forth in Section 4(b).

“Bonus Plan” has the meaning set forth in Section 4(b).

“Business” has the meaning set forth in Section 7(d).

“Cause” has the meaning set forth in Section 8(a).

“CEO” has the meaning set forth in the Background hereto.

“Change in Control”    shall have the meaning set forth in the Company’s Executive Severance Plan as in effect on the Effective Date.

“COBRA” has the meaning set forth in Section 9(a)(iii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto and as further provided in Section 11.

“Company Developments” has the meaning set forth in Section 7(b).

“Confidential Information” has the meaning set forth in Section 7(a).

“cooperation” has the meaning set forth in Section 7(f)(i).

“Disability” means the total and permanent disability of the Executive, which shall be deemed to have occurred on the date of the certification to the Company by a physician approved by the Company and the Executive that the Executive is so mentally or physically disabled as to be incapable of engaging in, and performing the material duties of, the Executive’s employment position provided for in Section 2, with or without reasonable accommodation, for a period of 6 consecutive months.

“Effective Date” has the meaning set forth in the preamble hereto.

“Employment Period” has the meaning set forth in Section 1.

“Employment Termination Date” means the date of the termination of the Executive’s employment with the Company as provided in Section 8.

“Equity Incentive Plans” has the meaning set forth in Section 5(a).

“excess parachute payments” has the meaning set forth in Section 9(f).

“Executive” has the meaning set forth in the preamble hereto.

“Executive Severance Plan” means the Big Lots Executive Severance Plan and Summary Plan Description, dated August 28, 2014, as in effect on the Effective Date.

“Fiscal Year” means the period beginning on the first Sunday after the Saturday closest to January 31st of each calendar year and ending on the Saturday closest to January 31st of the following calendar year.

“Good Reason” has the meaning set forth in Section 8(e).

“Good Reason Notice” has the meaning set forth in Section 8(e).

“LTIP” has the meaning set forth in Section 5(a).

“Initial Period” has the meaning set forth in Section 1.

“Notice of Allocation” has the meaning set forth in Section 9(f).

“Notice of Reduction” has the meaning set forth in Section 9(f).

“parachute payment” has the meaning set forth in Section 9(f).

“Parties” has the meaning set forth in the preamble hereto.

“Performance Period” has the meaning ascribed to it in, or if not defined, the Fiscal Year or other period with respect to which a calculation is made under (and that applies as context dictates) the applicable Bonus Plan or Equity Incentive Plan.

“Person” means any individual, legal entity, partnership, estate, trust, association, organization or governmental body.

“proceedings” has the meaning set forth in Section 7(f)(i).

“Protection Period” means the period beginning on the first day of the third full consecutive calendar month beginning before the date of the Change in Control and ending on the last day of the twenty-fourth consecutive full calendar month beginning after the date of the Change in Control.

“Reduction” has the meaning set forth in Section 9(f).

“Renewal Period” has the meaning set forth in Section 1.

“Restricted Area” has the meaning set forth in Section 7(d).

“Restricted Period” has the meaning set forth in Section 7(d).

“Retirement” means the election of the Executive to voluntarily terminate his employment with the Company effective on or after the last day of the Initial Period by submitting a written retirement election to the Chair of the Board at least 180 days before the proposed effective date of retirement notifying the Company of the Executive’s election to retire, which such election shall be irrevocable.

“Section 409A” means Section 409A of the Code and corresponding regulations and guidance issued thereunder.

“separation from service” has the meaning set forth in Section 9(c).

“Specified Employee Initial Payment Date” has the meaning set forth in Section 9(c).

“Stretch Bonus” has the meaning set forth in Section 4(b).

“Target Bonus” has the meaning set forth in Section 4(b).

Section 19.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to all payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Notwithstanding any provision of this Agreement to the contrary, the Parties hereto agree that it is their intention that all payments hereunder are to be made in compliance with Code Section 162(m) and to the extent it is determined that any payment to be made hereunder would not be compliant with Code Section 162(m), the Parties agree to take such steps as are necessary to restructure such payment so that it is compliant with Code Section 162(m) and does not have an adverse economic effect on the Executive.

Section 20.Miscellaneous. This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof. This Agreement may not be modified, changed or amended except in a writing signed by each of the Parties. This Agreement shall supersede and replace in its entirety any prior employment agreement between the Executive and the Company or any predecessor, including the Original Agreement. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original hereof. The captions of the several sections and subsections of this Agreement are not a part of the context hereof, are inserted only for convenience in locating such sections and subsections and shall be ignored in construing this Agreement. The Executive represents and warrants that the Executive is an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and the Executive have executed multiple counterparts of this Agreement effective as of the Effective Date.

Company:	Executive:

By:
Name:
Title:
Address:	Name: David J. Campisi
Address:

EXHIBIT A

Release

This Release (this “Release”) is entered into by David J. Campisi (the “Executive”) in favor of BIG LOTS, INC. (“BLI”), BIG LOTS STORES, INC. (“Big Lots”) and their affiliates, predecessors, successors, subsidiaries and other related companies (collectively, the “Company”) and the other Releasees set forth below.

Background

A.    The Executive has been employed by the Company pursuant to the Executive Employment Agreement between the Executive and the Company dated as of March 17, 2015 (the “Employment Agreement”);

B.    The Executive’s employment with the Company and the Employment Agreement have terminated, or are being terminated in connection with the execution and delivery of this Release, [pursuant to Section 8(e), Section 8(g) or Section 8(h)] of the Employment Agreement; and

C.    Section 9(a)(vi) of the Employment Agreement conditions the right of the Executive to receive the applicable termination/severance payments provided for in Section 9(a)(iii), (iv) or (v) or Section 9(b)(ii) or (iii) of the Employment Agreement with respect to such termination (the “Severance”) on the Executive’s execution and delivery to the Company of this Release that is not revoked by Executive.

Statement of Agreement

In consideration of, and as a condition to, the Executive’s right to receive the Severance, the Executive agrees as set forth below.

Section 1.Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Employment Agreement.

Section 2.Release of Claims. The Executive, on behalf of himself and the Executive’s heirs, executors, administrators, successors and assigns, forever releases (a) the Company, (b) each of the affiliates and predecessors and successors of the Company, (c) each of the current and former owners, officers and directors (and individuals in other equivalent positions) of the Company and (d) each of the employees, attorneys, agents and insurers of the Company (collectively, “Releasees”) from any and all claims, including those relating to (i) the Executive’s employment with the Company and/or the termination of such employment, (ii) the Employment Agreement and/or the termination of the Employment Agreement and/or (iii) the Executive’s status as, or relationship or dealings with any Releasee in the Executive’s capacity as, a stockholder, officer or director (or in other equivalent positions) of the Company arising in whole or in part from events occurring prior to the date of execution of this Release that the Executive now has or may have or that the Executive may hereafter have of any nature whatsoever, be they common law or statutory, legal or equitable, in contract or tort (each such claim, a “Released Claim”), including but not limited to claims under any employment agreement, the internal policies and procedures of the Company, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and/or any other state, federal, local or municipal statute, regulation, rule or order that relates to the Executive’s employment. The Executive hereby waives all rights to assert a claim for relief available under all applicable laws, including but not limited to relief in the form of attorney fees, damages, reinstatement, back pay, or injunctive relief. Excluded from this Release are any claims that cannot be released or waived by law, including but not limited to any right to file a charge with or participate in an investigation conducted by certain government agencies. The Executive acknowledges and agrees, however, that he is releasing and waiving his right to any monetary recovery should any government agency pursue any claims on his behalf that arose prior to the effective date of this Release. The Executive hereby represents that he has not assigned, or otherwise transferred any right, title or interest in any Released Claims to any other Person.

Section 3.Review of Release by Executive.

(a)The Executive is hereby advised to consult with an attorney before executing this Release.

(b)The Executive has been given at least 21 calendar days after receipt of this Release (the “Consideration Period”), if the Executive so desires, to consider this Release before signing it. If the Executive signs this Release, the date on which Executive signs this Release will be the “Execution Date.” If not signed by the Executive and returned to the Company so that it is received no later than the end of the Consideration Period, this Release will not be valid. In the event the Executive executes and returns this Release prior to the end of the Consideration Period, the Executive acknowledges that the Executive’s decision to do so was voluntary and that the Executive had the opportunity to consider this Release for the entire Consideration Period.

(c)The Company and the Executive agree that this Release will not become effective until 7 calendar days after the Execution Date and that the Executive may, within 7 calendar days after the Execution Date, revoke this Release in its entirety by written notice to the Company. If written notice of revocation is not received by the Company by the 8th calendar day after the execution of this Release by the Executive, this Release will become effective and enforceable on that day.

Section 4.Miscellaneous. This Release shall be governed and construed in accordance with the laws of the State of Ohio, without regard to conflict of law provisions. This Agreement shall bind the respective heirs, executors, administrators, successors and assigns of the Executive.

The Executive represents and agrees that Executive has fully read and understands the meaning of this Release, has had the opportunity to consult with legal counsel of Executive’s choosing, and is voluntarily entering into this Release with the intention of giving up all claims against the Company and other Releasees.

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IN WITNESS WHEREOF, the Executive has executed this Release on the Execution Date set forth below.

Executive:

Name: David J. Campisi
Execution Date:

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